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                                LNB Bancorp Inc.
                              Exhibit to Form 10-K

                                                          10(a) Klimas Agreement

                                DANIEL E. KLIMAS

                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement"), made at Lorain, Ohio, as of the 28th day of January, 2005, by and among DANIEL E. KLIMAS, herein referenced as "Employee", and LNB BANCORP, INC. (an Ohio corporation) and THE LORAIN NATIONAL BANK (a banking organization organized and existing under the laws of the United States of America), a wholly-owned subsidiary of LNB Bancorp, Inc., which together with their respective successors and assigns are collectively herein referenced as "Employer", is to EVIDENCE THAT:

        WHEREAS Employer desires to secure and retain the employment services of Employee as its President and Chief Executive Officer, and Employee desires to accept employment as Employer's President and Chief Executive Officer; and

        WHEREAS, but for Employee's promises made in this Agreement, especially in Section 8, Employer would not employ Employee under the terms and conditions of this Agreement and, therefore, expressly to induce Employer to execute this Agreement, Employee represents that Employee fully understands and accepts the restrictive covenants in Section 8 and agrees to be bound thereby;

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein, Employer and Employee (collectively the "Parties" and individually a "Party") hereby agree as follows:

        1.     EMPLOYMENT AND TERM.

               1.1 Employee will render management services to Employer in the capacity as Employer's President and Chief Executive Officer for the term of this Agreement (herein called the "Agreement Term", all references to the Agreement Term shall include references to the periods of renewal, if any) commencing February 1, 2005, and continuing thereafter until January 31, 2008, or until terminated earlier pursuant to the termination provisions of this Agreement, including the provisions of Section 7. Unless the Agreement Term is terminated pursuant to the termination provisions in this Agreement, including the provisions of Section 7, or by written notice by either Party to the other on or before November 1, 2006 and on or before each November 1st thereafter, the Agreement Term shall automatically renew for one (1) additional year, such that the Agreement Term (unless terminated in writing prior to such automatic extension) shall not be less than fifteen (15) months, and after November 1, 2006 shall not be greater than twenty-seven (27) months.

               1.2 Employee will devote Employee's full business-time and best efforts to performing conscientiously, faithfully and loyally all duties: (A) required of Employee by virtue of Employee's position as Employer's President and Chief Executive Officer, (B) set forth in Employer's Code of Regulations, Bylaws and policies as adopted by Employer's Board of Directors, and (C) assigned or delegated to Employee by Employer's Board of Directors. Employee shall not be required to report to any single individual or committee and shall report only to the Board as an entire body. Except for the audit staff, all other employees of Employer shall report directly or indirectly to Employee. So long as it does not materially interfere with Employee's full-time employment hereunder, Employee may attend to outside investments, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious or civic organizations, whether for compensation or otherwise.

               1.3 Except as otherwise expressly provided herein, this Agreement represents the entire agreement between Employee and Employer regarding Employee's employment by Employer.

               1.4 Except as otherwise expressly provided herein, this Agreement may be changed or amended only by a written document which is clearly designated as an amendment to this specific Agreement and only if such document is signed by all Parties.

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               1.5 No action by any Party and no refusal or neglect of any Party to exercise a right granted under this Agreement or to enforce compliance with any provision of this Agreement shall constitute a waiver of any provision of or any right under this Agreement, unless such waiver is expressed in a written document which is clearly designated as a waiver to a specific provision(s) of this Agreement and unless such document is signed by all Parties.

        2.     COMPENSATION.

               2.1 In consideration for the services rendered by Employee as President and Chief Executive Officer, Employer agrees to pay Employee a basic salary (herein called the "Basic Salary") equal to the sum of not less than Three Hundred Thousand Dollars ($300,000.00) for each twelve (12) consecutive monthly period (a "Contract Year") of the Agreement Term. The Basic Salary shall be payable in twenty-six (26) equal bi-weekly payments and prorated if the Agreement Term is terminated prior to the completion of any Contract Year.

               2.2 As additional consideration for Employee's services performed hereunder, Employee may receive an annual bonus of up to seventy-five percent (75%) of Basic Salary for the Contract Year to which such bonus relates, with the target being fifty percent (50%) of Basic Salary. Such bonus (and Employee's eligibility therefore) shall be determined in accordance with the performance goals for such Contract Year jointly established in good faith by Employee and Employer's Board of Directors; provided that the performance goals for the first year of the Agreement Term shall be established as soon as practicable in 2005, and that the performance goals for each successive Contract Year be established not later than the first day of such Contract Year.

               2.3 There shall be an annual review of Employee's performance and compensation by Employer's Board of Directors (or a committee thereof). The annual review shall occur not less than sixty (60) days prior to the end of Employer's fiscal year for the express purpose of reviewing the current fiscal year's performance of Employee. Any change in compensation as a result of the annual review shall immediately act as an amendment of Section 2.1 above, effective as of the date of the compensation change, provided that Employee's Basic Salary shall not be decreased without Employee's consent.

               2.4 As additional consideration for Employee's promises in
Section 8 of this Agreement and for signing this Agreement, Employer shall pay Employee a one-time signing bonus of One Hundred Fifteen Thousand Dollars ($115,000.00) on the date of the commencement of the Agreement Term.

               2.5 The obligations of Employer to pay Employee's Basic Salary, bonuses, and other benefits under this Agreement are expressly conditioned upon Employee's continued and faithful performance of and adherence to each and every material promise, duty and obligation assigned to or made by Employee under this Agreement.

        3.     VACATIONS AND TIME-OFF.

               3.1 Employee shall be entitled to twenty-seven (27) working days of compensated vacation for each Contract Year, pursuant to the terms and conditions of Employer's vacation time-off policy (as may be periodically changed by the mutual agreement of the Parties), to be taken at times as mutually agreed in advance between Employee and Employer's Chairman of the Board of Directors.

               3.2 Except as may be periodically changed by the mutual agreement of the Parties, all vacation time-off shall be non-cumulative if not taken within the Contract Year or within the first quarter of the succeeding Contract Year; provided, however, that unused vacation time may be redeemed as compensation pursuant to the terms and conditions of Employer's vacation time-off policy.

               3.3 Employee's vacation time-off may be increased by the mutual agreement of the Parties.

               3.4 Employee shall be permitted additional time-off to attend meetings, seminars, and conventions and to satisfy educational requirements as have been mutually agreed upon by the Parties. Attendance at such approved meetings, seminars, and conventions and accomplishment of approved educational requirements shall be fully compensated and shall not be considered vacation. Employer shall reimburse Employee for all

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reasonable expenses incurred by Employee incident to attendance at approved meetings, seminars and conventions and such reasonable entertainment expenses incurred by Employee in furtherance of Employer's interest.

               3.5 Employee shall also be entitled to additional days of time-off with full compensation for holidays in accordance with Employer's holiday time-off policy (which may be periodically changed by the mutual agreement of the Parties).

               3.6 Employee shall further be entitled to additional days of time-off with full compensation for personal matters in accordance with Employer's personal time-off policy (which may be periodically changed by the mutual agreement of the Parties).

        4.     FRINGE BENEFITS.

               4.1 Employee shall be entitled to all fringe benefits to which other employees of Employer in Employee's classification are entitled.

               4.2 As additional consideration for Employee's performance of Employee's duties and responsibilities as President and Chief Executive Officer of Employer, Employer agrees:

                  (A) To provide Employee with: (i) short-term disability benefits pursuant to Employer's short-term disability program (which may be periodically changed or terminated by the mutual agreement of the Parties), and
(ii) long-term disability insurance benefits commencing one hundred eighty (180) days after Employee incurs a Disability, as defined in Section 10.1(E) of this Agreement, and continuing pursuant to the terms of Employer's long-term disability program (which may be periodically changed or terminated by the mutual agreement of the Parties); and

                  (B) To include Employee in Employer's retirement plan (which presently offers a fifty percent (50%) Employer match of the first six percent (6%) of compensation) and flexible benefit plan, as such plans may be periodically changed or terminated by the mutual agreement of the Parties; and

                  (C) To provide Employee with such plan of hospitalization insurance as maintained by Employer and as may be periodically changed or terminated by the mutual agreement of the Parties; and

                  (D) To provide Employee: (i) a term life insurance policy on the life of Employee (provided that Employee is insurable under the standard rate criteria of a commercial life insurance company) in an amount equal to 2.75 times the Basic Salary of Employee, but not to exceed Five Hundred Thousand Dollars ($500,000.00), as may be periodically increased by the mutual agreement of the Parties, and payable to the beneficiary or beneficiaries of Employee's choice, and (ii) an accidental death and dismemberment insurance policy upon Employee in an amount equal to 2.75 times the Basic Salary, but not to exceed Five Hundred Thousand Dollars ($500,000.00), as may be increased by the mutual agreement of the Parties, and payable to the beneficiary or beneficiaries of Employer's choice; and

                  (E) To provide Employee with such sick leave as presently in force by Employer and as may be periodically changed or terminated by the mutual agreement of the Parties; and

                  (F) To purchase or lease for the use of Employee an automobile as selected by Employee and approved by Employer, and to reimburse Employee for expenses related to its operation for business purposes upon presentation of appropriate itemization and receipts; provided, however, that upon termination of the Agreement Term for any reason, Employer shall be entitled to possession of said automobile on the one (1)-year anniversary of the date of termination; and

                  (G) To pay the initiation fee and monthly dues for a corporate membership for Employee at Elyria Country Club, Elyria, Ohio or such other club as the Parties mutually agree, and to reimburse Employee for all future assessments and reasonable expenses incurred by Employee at such club in furtherance of Employer's business interests upon presentation of appropriate itemizations and receipts, all in accordance with federal tax law; and


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                  (H) To reimburse Employee for all reasonable and approved
expenses related to the performance of Employee's duties as President and Chief Executive Officer, including (but not limited to): entertainment and promotional expenses; educational expenses incurred for the purpose of maintaining or improving Employee's skills directly related to the performance of Employee's duties and obligations hereunder (including, but not limited to, continuing educational requirements); expenses of membership in civic groups, clubs and fraternal organizations; and all other items of reasonable and necessary expenses incurred by Employee in the performance of Employee's duties as Employer's President and Chief Executive Officer.

                  (I) To issue to Employee an unrestricted stock grant of five thousand (5,000) shares of common stock of LNB Bancorp, Inc. on the date of the commencement of the Agreement Term, which such stock grant shall vest on the commencement date of the Agreement Term. Employer shall issue and deliver to Employee stock certificates for the number of shares of common stock granted to Employee hereunder and such shares shall be duly issued, fully paid, non-assessable and free from all taxes, liens, charges and restrictions on transfer.

        5.     OPTIONS AND INCENTIVES.

               5.1 As further consideration for the services rendered by Employee as President and Chief Executive Officer, Employer agrees to provide Employee stock options for Employee to purchase an aggregate of ninety thousand (90,000) common shares of LNB Bancorp, Inc. (or any securities into which such common shares may be converted). The aggregate stock options shall be divided into three (3) allotments of thirty thousand (30,000) shares each which shall be awarded on the commencement of the Agreement Term and on the first and second anniversaries of the Agreement Term in 2006 and in 2007. The first stock option award will vest at a rate of ten thousand (10,000) shares on each of the first, second and third anniversaries of the commencement of the Agreement Term (in 2006, 2007 and 2008). The second stock option award will vest at a rate of ten thousand (10,000) shares on each of the second, third and fourth anniversaries of the commencement of the Agreement Term (in 2007, 2008 and 2009). The third stock option award will vest at a rate of ten thousand (10,000) shares on each of the third, fourth and fifth anniversaries of the commencement of the Agreement Term (in 2008, 2009 and 2010). Employee shall have the right to purchase up to each ten thousand (10,000) share allotment on or after the applicable vesting date at the market value of such shares on the close of the date such options are awarded in 2005, 2006 and 2007. All such stock options shall automatically expire ten (10) years from the applicable vesting date. Upon payment in full, Employer shall issue and deliver to Employee stock certificates for the number of shares of common stock issued to Employee on the exercise of the options and such shares shall be duly issued, fully paid, non-assessable and free from all taxes, liens, charges and restrictions on transfer.

               5.2 As additional consideration for the services rendered by Employee as President and Chief Executive Officer, Employer and Employee shall attempt in good faith to mutually develop a long-term incentive plan awarding up to fifty (50%) of Employee's Basic Salary for each applicable Contract Year; provided, however, that such long-term incentive plan shall commence in 2006.

               5.3 Employer shall at all times reserve or otherwise hold available a sufficient number of shares of LNB Bancorp, Inc. common stock to cover the number of shares issuable to Employee hereunder.

               5.4 Employer shall file or cause to be filed on a timely basis all registration statements required to register under the 1933 Act the grant of stock and options hereunder and all other filings or applications required generally to permit the common stock of LNB Bancorp, Inc. to be traded on a national exchange or over-the-counter quotation system; and, in addition, after the issuance of any such common stock to Employee hereunder, upon Employee's written request Employer shall file on a timely basis and at its sole cost and expense all such statements and reports required to permit Employee to so trade Employee's common shares received hereunder. Employer shall use its best efforts to have such registration statements declared effective by the SEC as soon as practicable and to maintain such effectiveness. In addition, Employer shall use its best efforts to cause the Board of Directors of LNB Bancorp, Inc. to take any and all necessary action to except the grant of stock to Employee under
Section 4(I) and the grant of options to Employee under Section 5.1 from the provisions of Section 16(b) of the Exchange Act of 1934.

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               5.5 If LNB Bancorp, Inc. shall at any time after the commencement date of the Agreement Term: (a) declare a dividend on its common stock payable in shares of its capital stock (of any class), (b) subdivide its outstanding common stock, (c) combine its outstanding common stock into a smaller number of shares, or (d) issue any shares of its capital stock in connection with a consolidation or merger in which it is the continuing corporation, the option price under Section 5.1 in effect on the record date for that dividend, or the effective date of that subdivision, combination or merger, and/or the number and kind of shares of capital stock on that date subject to the options, shall be proportionately adjusted so that Employee shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the options had been exercised immediately prior to that date, Employee would have owned and been entitled to receive by virtue of that subdivision, combination or merger. The foregoing adjustment shall be made successively whenever any event listed above shall occur.

        6. PROHIBITION AGAINST TRANSFER. Employee's duties, obligations and services rendered under this Agreement are personal in nature and are unique to Employer. Therefore, without Employer's prior written consent, Employee shall not assign or otherwise transfer any of Employee's duties, obligations or responsibilities hereunder.

        7.     TERMINATION OF THE AGREEMENT TERM.

               7.1 If either Employer or Employee materially violates the terms and conditions of this Agreement, the other Party shall give the breaching Party notice of said violation and, if the breaching Party does not cure such violation within ten (10) days after notice, then the other Party shall have the continuing right to terminate the Agreement Term without further notice; provided, however, that Employer may immediately terminate the Agreement Term if Employee violates or fails to adhere to any provision of Section 8 (pertaining to non-disclosure and non-competition).

               7.2 Through its Board of Directors, Employer may terminate the Agreement Term without cause at any time upon thirty (30) days prior written notice to Employee.

               7.3 Subject to the terms and conditions of Section 10, Employee may terminate the Agreement Term upon the occurrence of a "Change in Control" as defined in Section 10.1(C) for "Good Reason" as defined in Section 10.1(F). In addition, Employee may terminate the Agreement Term at any time for Good Cause. For purposes of this Agreement, Good Cause means, without Employee's express written consent, the occurrence of any of the following events:

(i) (1) any change in the duties or responsibilities of Employee that is inconsistent in any material and adverse respect with Employee's positions, duties, responsibilities or status with Employer (including any material and adverse diminution of such duties on Employer's Board of Directors);or responsibilities), or (2) a material and adverse change in Employee's titles or offices with Employer (including, if applicable, membership

(ii)    a reduction by Employer in Employee's Basic Salary as then in effect;

(iii) any requirement of Employer that Employee be based anywhere more than fifty (50) miles from Employee's present residence in Westlake, Ohio; or

(iv) the failure of Employer to: (1) comply with Section 4 of this Agreement, or (2) comply with Section 3 of this Agreement.

               7.4 The Agreement Term shall automatically and immediately terminate upon the death of Employee, and Employee shall be entitled to that portion of any unpaid salary and other benefits accrued and earned hereunder up to and including the date of death, together with a pro rata portion of the annual bonus and long-term incentive awards applicable to the Contract Year in which his death occurs, as determined under Sections 2.2 and 5.2.

               7.5 In the event of the Disability of Employee as defined in
Section 10.1(E) of this Agreement, the Agreement Term shall terminate and Employee shall be entitled to benefits provided by Employer under Employer's long-term disability program as designated in Section 4.2(A)(ii) of this Agreement, and to that portion of any unpaid salary and other benefits accrued and earned by Employee up to and including the date of

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Disability together with a pro rata portion of the annual bonus and long-term incentive awards applicable to the Contract Year in which such Disability occurs, as determined under Sections 2.2 and 5.2.

               7.6 In Employee's sole discretion, Employee may terminate the Agreement Term by giving the Board of Directors of Employer at least thirty (30) days written notice of Employee's decision to terminate the Agreement Term, whereupon Employee shall have no further obligations or liabilities to Employer, except for those obligations or liabilities otherwise provided for in this Agreement.

               7.7 Employer shall have the sole discretion to determine whether Employee shall continue to render services hereunder during such notice periods as provided for in this Section 7.

               7.8 Upon the termination of the Agreement Term pursuant to
Section 7.1 (but only if Employee terminates the Agreement Term due to the Employer's breach) Section 7.2 or Section 7.3 by Employee for Good Cause, Employer shall continue to pay Employee's Basic Salary, health insurance and life insurance over the remainder of the Agreement Term as in effect immediately prior to such termination (determined without regard to the termination of such term under Section 7). In addition, Employee shall be entitled to pro rata portion of the annual bonus and long-term incentive awards applicable to the Contract Year in which termination occurs and the remainder of the Agreement Term (determined without regard to the termination of such term under Section
7), determined as if all performance goals for such periods are met and Employee is entitled to an annual bonus under Section 2.2 of fifty percent (50%) of Basic Salary as in effect immediately prior to termination and a long-term incentive award under Section 5.2 of fifty percent (50%) of Basic Salary as in effect immediately prior to termination. Any termination payments payable to Employee shall survive Employee's death if Employee dies during the period Employee is receiving termination payments as provided in this Section 7.8.

               7.9 Upon termination of the Agreement Term pursuant to Section
7.1 (but only if Employee terminates the Agreement Term due to the Employer's breach), Section 7.2 or Section 7.3 by Employee for Good Cause, all of Employee's remaining stock options under Section 5.1 shall be immediately awarded and all unvested stock options shall immediately vest on the date of termination of the Agreement Term and a sixty (60)-day exercise period for such stock option shall commence. Upon exercise, Employee shall have the right to purchase up to the full amount of shares subject to such options at a price per share equal to the lesser of (i) the market value of such shares on the close of the date of termination or (ii) the market value of such shares on the immediately preceding anniversary of the commencement of the Agreement Term. Any stock options not exercised and fully paid by the end of the sixty (60)-day exercise period shall automatically become null and void.

        8.     EMPLOYEE'S NON-DISCLOSURE AND NON-COMPETITION PROMISES.

               8.1 For purposes of this Section 8, the Parties agree to and understand the following definitions:

                  (A) "Competitive Act" means any of the following: (i) Employee's rendering services (whether or not for compensation) to, for or on behalf of a Competitor (as defined herein) as an employee, independent contractor, consultant, advisor, representative, agent or in any other capacity; and (ii) Employee's investment in or ownership (partial or total) of a Competitor, unless the Competitor's stock is publicly traded on a national exchange and Employee owns less than two percent (2%) of such stock.

                  (B) "Competitive Activity" means the performance or rendering of any banking services; trust services and investment services; portfolio management; retirement planning; administration of employee benefit plans; administration of decedents' estates and court-supervised accounts, guardianships, and custodial arrangements; personal tax and estate tax planning; financial consulting services; investment advising services; and any other business activity, service or product which competes with any existing or future business activity, service or product of Employer.

                  (C) "Competitor" means any of the following: (i) any person, sole proprietorship, partnership, association (other than Employer), organization, corporation, limited liability company or other entity (governmental or otherwise) who or which provides, renders or performs a Competitive Activity (as defined herein) within the Service Area (as defined herein), even if the Competitor has no office or other facilities located within the

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Service Area; and (ii) any parent, subsidiary or other person or entity affiliated with, or related by ownership to, any of the foregoing designated in Subitem (i) of this Section 8.1(C).

                  (D) "Confidential Information" means all of the following (whether written or verbal) pertaining to Employer: (i) trade secrets (as defined by Ohio law); Client or Customer lists, records and other information regarding Employer's Clients or Customers (whether or not evidenced in writing); Client or Customer fee or price schedules and fee or price policies; financial books, plans, records, ledgers and information; business development plans; sales and marketing plans; research and development plans; employment and personnel manuals, records, data and policies; business manuals, methods and operations; business forms, correspondence, memoranda and other records; computer records and related data; and any other confidential or proprietary data and information of Employer or its Clients or Customers which Employee encounters during the Employment Term (as defined in Section 8.1(F)); and (ii) all products, technology, ideas, inventions, discoveries, developments, devices, processes, business notes, forms and documents, business products, computer programs, and other creations (and improvements of any of the foregoing), whether patentable or copyrightable, which Employee has acquired, developed, conceived or made (whether directly or indirectly, whether solicited or unsolicited, or whether during normal work hours or during off-time) during the Employment Term or during the Restricted Period and which relate to any business activity of Employer or are derived from the Confidential Information designated in Subsection (i) of this Section 8.1(D).

                  (E) "Client" or "Customer" means a person, sole proprietorship, partnership, association, organization, corporation, limited liability company, or other entity (governmental or otherwise), wherever located: (i) to or for which Employer sells any products or renders or performs services either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, or (ii) which Employer solicits or (as demonstrated by plans, strategies or other tangible preparation) intends to solicit to purchase products or services from Employer either during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period.

                  (F) "Employment Term" means the period of time starting on the date Employee's employment with Employer commences and terminating at the close of business on the date Employee's employment with Employer terminates.

                  (G) "Restricted Period" means one (1) year commencing on the date the Employment Term is terminated by either Party (for any reason, with or without cause); provided, however, that such period shall be extended to include any period of time during which Employee engages in any activity constituting a breach of this Agreement and any period of time during which litigation transpires wherein Employee is held to have breached this Agreement.

                  (H) "Service Area" means: (i) Lorain County, Ohio and all counties immediately contiguous to Lorain County, constituting those geographic areas in which Employer presently conducts substantial business activities; and
(ii) those counties located in the State of Ohio in which Employer conducts or transacts substantial business activities on the date the Employment Term terminates; and (iii) those counties in the State of Ohio in which, on the date the Employment Term terminates, Employer intends to conduct or transact substantial business activities as demonstrated by plans, strategies or other tangible preparation for such business activities and known to Employee.

                  (I) "Employer" means, for purposes of this Section 8, LNB Bancorp, Inc. (the parent), The Lorain National Bank (a national bank association), Charleston Insurance Agency, Inc., Charleston Title Agency, LLC, LNB Mortgage LLC, North Coast Community Development Corporation, all subsidiary entities thereof, and all entities related to LNB Bancorp, Inc., to The Lorain National Bank or to such parent or subsidiary entities by common ownership which may exist after the commencement of the Employment Term.

               8.2 Expressly in consideration for Employer's promises made in this Agreement and to induce Employer to sign this Agreement, Employee promises and agrees that:

                  (A) Confidentiality. The Confidential Information is and, at all times, shall remain the exclusive property of Employer, and Employee: (i) shall hold the Confidential Information in strictest

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confidence and in a position of trust for Employer and its Clients and
Customers, and (ii) except as may be necessary to perform Employee's employment duties with Employer but only in compliance with Employer's confidentiality policies and all applicable laws, shall not (directly or indirectly) use for any purpose, copy, duplicate, disclose, convey to any third-party or convert any Confidential Information, either during the Employment Term or at any time following termination of the Employment Term (by any Party, for any reason, with or without cause), and (iii) upon the request of Employer at any time during or after the Employment Term, shall immediately deliver to Employer all the Confidential Information in Employee's possession and shall neither convey to any third-party nor retain any copies or duplicates thereof; and

                  (B) Competitive Acts. During the Employment Term, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly, without the prior written approval of Employer, perform a Competitive Act; and

                  (C) Employees. During the Restricted Period, Employee (or any entity owned or controlled by Employee) shall not directly or indirectly: (i) employ, engage, contract for the services of, or solicit or otherwise induce the services of any person who, during the one hundred eighty (180)-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, is or was an employee of Employer, or (ii) otherwise interfere with (or attempt to interfere with) any employment relationship of Employer with any employee.

                  (D) Other Employment. Except as otherwise provided for in
Section 1.2, during the Employment Term, Employee shall not perform services (whether or not for compensation) as an employee, independent contractor, consultant, representative or agent of any person, sole proprietorship, partnership, limited liability company, corporation, association (other than Employer), organization, or other entity (governmental or otherwise) without the prior, written consent of Employer.

                  (E) Costs of Enforcement. Employee shall pay all reasonable legal fees, court costs, expert fees, investigation costs, and other expenses incurred by Employer in any litigation under which Employee is adjudicated to have violated this Section 8.

        8.3       Employee understands and agrees that:

                  (A) During the Employment Term, Employee will materially assist Employer in the generation, development or enhancement of certain Confidential Information, Clients and Customers and certain other business assets and activities for Employer; and

                  (B) Employee's promises in this Section 8: (i) were negotiated at arm's-length and with ample time for Employee to seek the advice of legal counsel, (ii) are required for the fair and reasonable protection of Employer and the Confidential Information, and (iii) do not constitute an unreasonable hardship to Employee in working for Employer or in subsequently earning a livelihood in Employee's field of expertise outside the Service Area; and

                  (C) If Employee breaches any or all of the promises in this
Section 8: the privacy and thereby the value of the Confidential Information will be significantly jeopardized; Employer will be subject to the immediate risk of material, immeasurable, and irreparable damage and harm; the remedies at law for Employee's breach shall be inadequate; and Employer shall therefore be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies; and

                  (D) If Employee had not agreed to the restrictive promises in this Agreement, Employer would not have signed this Agreement.

        8.4       Employee's promises, duties and obligations made in this
Section 8 shall apply to Employee irrespective of whether a Change in Control (as defined in Section 10.1) occurs and shall survive the voluntary or involuntary cessation or termination of the Employment Term by either Party
(for any reason, with or without cause). If any of the restrictions contained in this Section 8 are ever judicially held to exceed the geographic or time limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum geographic and time limitations permitted by law. The existence of any claim or cause of action by Employee against Employer (whether or not derived from or based upon Employee's employment with Employer) shall not constitute a defense to Employer's enforcement of any covenant, duty or obligation of Employee in this Section 8.

        9.     INDEMNIFICATION.

               9.1 Employer hereby indemnifies and saves Employee harmless from and against all claims, liabilities, judgments, decrees, fines, penalties, fees, amounts paid in settlement or any other costs, losses, expenses (including, but not limited to, attorneys' fees and court costs) directly or indirectly arising or resulting from or in connection or association with any threatened or pending action, suit or proceeding (whether civil, criminal, administrative, investigatory or otherwise) and any appeals related thereto under which Employee is a party or participant because of Employee's good faith actions or omissions arising from the performance of Employee's duties and obligations under this Agreement, except for such claims (including court proceedings) brought by the respective Parties against each other.

               9.2 As a condition precedent to the indemnification and other obligations of Employer under this Section 9, Employee must:

                  (A) Notify Employer of any actual or potential claim under this Section 9; and

                  (B) Authorize and permit Employer, in its sole discretion, to choose any legal counsel to defend or otherwise handle the claim and all proceedings and matters relating thereto; and

                  (C) Permit Employer to assume total, complete and exclusive control of the claim and all proceedings and matters relating thereto; and

                  (D) Cooperate in all reasonable respects with Employer in handling the claims and all proceedings and matters related thereto.

        10.    CHANGE IN CONTROL.

               10.1 For purposes solely of this Section 10, the following terms shall have the respective meanings set forth below:

                  (A) "Bonus Amount" means an amount equal to fifty percent (50%) of Employee's Basic Salary in effect on Employee's Date of Termination.

                  (B) "Cause" means any one or more of the following: (i) the willful and continued failure of Employee to perform substantially Employee's duties with Employer (other than any such failure resulting from Employee's Disability as defined in Section 10.1(E) of this Agreement or any such failure subsequent to Employee's being delivered a Notice of Termination without Cause by Employer or after Employee's delivering a Notice of Termination for Good Reason to Employer) after a written demand for substantial performance is delivered to Employee by Employer's Board of Directors which specifically identifies the manner in which the Board of Directors believes that Employee has not substantially performed Employee's duties and provides Employee with ten
(10) days to correct such failure, or (ii) the willful engaging by Employee in illegal conduct or gross misconduct which is injurious to Employer or any Subsidiary, or (iii) the conviction of Employee of, or a plea by Employee of nolo contendere to, a felony, or (iv) Employee's breach of or failure to perform any of the non-competition and non-disclosure covenants contained in Section 8 of this Agreement. For purpose of this paragraph (B), no act or failure to act by Employee shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interests of Employer. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by Employer's Board of Directors or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer.

                  (C) "Change in Control" means the occurrence of any one of the following events:

(i) if individuals who, on the date of this Agreement, constitute the Board of Directors (the "Incumbent Directors") of LNB Bancorp, Inc. (herein called "Company") cease for any reason to constitute at least a majority of Company's Board of Directors; provided, however, that: (A) any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on Company's Board of Directors (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination), shall be deemed to be an Incumbent Director, and (B) no individual elected or nominated as a director of Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than Company's Board of Directors shall be deemed to be an Incumbent Director;

(ii) if any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing twenty percent (20%) or more of the combined voting power of Company's then-outstanding securities eligible to vote for the election of Company's Board of Directors (the "Company Voting Securities"); provided, however, that the events described in this clause (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Company or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by Employer or any Subsidiary or by any employee stock benefit trust created by Employer or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this paragraph (C), below), (E) pursuant to any acquisition by Employee or any group of persons including Employee (or any entity controlled by Employee or by any group of persons including Employee), or (F) a transaction (other than one described in clause (iii) of this paragraph (C), below) in which Company Voting Securities are acquired from Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this subparagraph (F) does not constitute a Change in Control under this clause (ii);

(iii) upon the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company or any of its Subsidiaries that requires the approval of Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of either (x) the corporation resulting from the consummation of such Business Combination (the "Surviving Corporation") or, if applicable, (y) the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation") is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board of Director's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this Section 10.1(C)(iii) shall be deemed to be a "Non-Qualifying Transaction"); or

(iv) if the shareholders of Company approve a plan of complete liquidation or dissolution of Company or a sale of all or substantially all of Company's assets but only if, pursuant to such liquidation or sale, the assets of Company are transferred to an entity not owned (directly or indirectly) by Company's shareholders.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than twenty percent (20%) of Company Voting Securities as a result of the acquisition of Company Voting Securities by Company which reduces the number of Company Voting Securities outstanding; provided, however, that if (after such acquisition by Company) such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur. Notwithstanding anything in this Agreement to the contrary, if (1) Employee's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (2) Employee reasonably demonstrates that such termination was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control.

                  (D) "Date of Termination" means: (i) the effective date on which Employee's employment by Employer terminates as specified in a prior written notice by Employer or Employee (as the case may be) to the other, or
(ii) if Employee's employment by Employer terminates by reason of death, the date of death of Employee, or (iii) if the Employee incurs a Disability, the date of such Disability as determined by a physician chosen by Employer. For purposes of determining the timing of payments and benefits to Employee under
Section 10.2, the date of the actual Change in Control shall be treated as Employee's Date of Termination.

                  (E) "Disability" means Employee's inability to perform Employee's then-existing duties with Employer on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Employee's incapacity due to physical or mental illness.

                  (F) "Good Reason" means, without Employee's express written consent, the occurrence of any of the following events after a Change in
Control:

(i) (1) any change in the duties or responsibilities (including reporting responsibilities) of Employee that is inconsistent in any material and adverse respect with Employee's positions, duties, responsibilities or status with Employer immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or (2) a material and adverse change in Employee's titles or offices with Employer (including, if applicable, membership on Employer's Board of Directors) from those existing immediately prior to such Change in Control;

(ii) (1) a reduction by Employer in Employee's Basic Salary as in effect immediately prior to such Change in Control (or as such Basic Salary may be increased from time to time thereafter), or (2) the failure by Employer to pay Employee an annual bonus in respect of the year in which such Change in Control occurs or any subsequent year in an amount greater than or equal to the annual bonus earned for the year ended prior to the year in which such Change in Control occurs;

(iii) any requirement of Employer that Employee: (1) be based anywhere more than fifty (50) miles from the office where Employee is located at the time of the Change in Control, or (2) travel on Employer business to an extent substantially greater than the travel obligations of Employee immediately prior to such Change in Control;

(iv) the failure of Employer to: (1) continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which Employee is participating immediately prior to such Change in Control or the taking of any action by Employer which would materially and adversely affect Employee's participation in or reduce Employee's benefits under any such plan, unless Employee is permitted to participate in other plans providing Employee with substantially equivalent benefits in the aggregate, or
(2) provide Employee with paid vacation in accordance with the most favorable vacation policies of Employer as in effect for Employee immediately prior to such Change in Control, including the crediting of all service for which Employee had been credited under such vacation policies prior to the Change in Control; or

(v) the failure of Employer to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 10.4(B).

Notwithstanding any contrary provision in this Agreement: (a) an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer within ten (10) days after receipt of notice thereof given by Employee shall not constitute Good Reason; and (b) Employee's right to terminate employment for Good Reason shall not be affected by Employee's incapacities due to mental or physical illness; and (c) Employee's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (provided, however, that Employee must provide notice of termination of employment within thirty (30) days following Employee's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement).

                  (G) "Qualifying Termination" means a termination of Employee's employment with Employer after a Change in Control: (i) by Employer other than for Cause, or (ii) by Employee for Good Reason. Termination of Employee's employment on account of death, Disability or Retirement shall not constitute a Qualifying Termination.

                  (H) "Retirement" means the termination of Employee's employment with Employer: (i) on or after the first of the month coincident with or next following Employee's attainment of age sixty-five (65), or (ii) on such later date as may be provided in a written agreement between Employer and Employee.

                  (I) "Subsidiary" means any corporation or other entity in which Company: (i) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (ii) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution of such corporation or other entity.

                  (J) "Termination Period" means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.

                  (K) "Highest Base Salary" means Employee's highest annual base salary (excluding any bonuses) paid to Employee by Employer during Employer's last three (3) fiscal years completed immediately prior to the Date of Termination.

                  (L) "Company" means LNB Bancorp, Inc. and its successors.

           10.2 Notwithstanding any contrary provision in Section 7 or in any other Section of this Agreement, if (during the Termination Period) Employee's employment with Employer terminates pursuant to a Qualifying
Termination:

                  (A) Employer shall pay to Employee, within twenty (20) days following the Date of Termination, a lump sum cash amount equal to the sum of
(i) Employee's Highest Base Salary, as defined in Section 10.1(K), as measured from the Date of Termination through the remainder of the Agreement Term (but not less than twenty-four (24) months), plus (ii) any bonuses which have been earned through the Date of Termination and are payable, to the extent not theretofore paid or deferred, plus (iii) a pro rata portion of Employee's annual bonus for the fiscal year in which Employee's Date of Termination occurs in an amount at least equal to: (a) Employee's Bonus Amount multiplied by (b) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (c) any amounts paid to Employee by Employer as an executive bonus (pursuant to approval of the Board of Directors) for the fiscal year in which Employee's Date of Termination occurs, plus (iv) any accrued and unpaid vacation pay; plus (v) Employee's annual bonus for each remaining Contract Year of the Agreement Term, as measured from the Date of Termination through the remainder of the Agreement Term (but not less than twenty-four (24) months) in an amount equal to fifty percent (50%) of Basic Salary in effect on Date of Termination; plus (vi) a pro rata portion of Employee's long-term incentive awards under Section 5.2 for the Contract Year in which the Date of Termination occurs and each remaining Contract Year of the Agreement Term, as measured from the Date of Termination through the remainder of the Agreement Term (but not less than twenty-four (24) months) in an amount equal to fifty percent (50%) of Basic Salary in effect on the Date of Termination.

                  (B) Employer shall continue to provide, for a period as measured from the Date of Termination through the remainder of the Agreement Term (but not less than twenty-four (24) months), Employee (and Employee's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits and continuing education payments (necessary for Employee to maintain any educational requirements related to Employee's employment duties with Employer) upon substantially the same terms and conditions (including contributions required by Employee for such benefits) as existed immediately prior to Employee's Date of Termination (or, if more favorable to Employee, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, however, that if Employee is not eligible or qualified to continue to participate in Employer's plans providing such benefits, Employer shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Employee becomes re-employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of such eligibility but only if (and to the extent that) Employer reimburses Employee for any increased cost and provides any additional benefits necessary to give Employee the benefits provided in this
Section 10.2(B). Employee's accrued benefits as of the Date of Termination under Employer's employee benefit plans shall be payable in accordance with the terms of such plans. All of Employee's remaining stock options under Section 5.1 shall be immediately awarded and all unvested stock options shall immediately vest as of the Date of Termination and a sixty (60)-day exercise period for such stock options shall commence. Upon exercise, Employee shall have the right to purchase up to the full amount of shares subject to such options at a price per share equal to the lesser of (i) the market value of such shares on the close of the date of the Qualifying Termination or (ii) the market value of such shares on the immediately preceding anniversary of the commencement of the Agreement Term. Any stock options not exercised and fully paid by the end of the sixty (60)-day exercise period shall automatically become null and void.

                  (C) If all or any portion of the amount payable to Employee under this Section 10.2, including the issuance of common stock hereunder, constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code (as may be periodically amended) that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), then, if and only if, the Qualifying Termination occurs on or before February 1, 2009, the amounts payable hereunder shall be increased to the extent necessary to place Employee in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to Employee under this Agreement. The determination of the amount of any such tax or assessment and the incremental payment required hereby and in connection therewith shall be made by the accounting firm employed by Employee within thirty (30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after such determination has been verified as soon as practicable thereafter (but not greater than thirty (30) days) by the accounting firm employed by Employer. In the event that the Qualifying Termination occurs on or after February 2, 2009, then, at Employee's option: (i) if Employee agrees to personally pay all taxes, interests and/or penalties arising from such excess parachute payments, Employee may elect to receive all payments under this Section 10.2; or (ii) if Employee does not agree to personally pay all taxes, interests and/or penalties arising from such excise parachute payments, Employer's payments to Employee under this Section 10.2 shall be reduced to the extent that the total of all such payments constitute an excess parachute payment under Section 280G of the Code.

               10.3 Employer shall withhold from all payments due to Employee (or Employee's beneficiaries or estate) hereunder all taxes which, by applicable federal, state, local or other law, Employer is required to withhold therefrom.

               10.4 (A) This Section 10 shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Section 10 shall be binding upon the Surviving Corporation and such Surviving Corporation shall be treated as Employer hereunder.

                  (B) Employer agrees that, in connection with any Business Combination, Employer will cause any successor entity to Employer unconditionally to assume (and, for any Parent Corporation in such Business Combination, to guarantee), by written instrument delivered to Employee (or Employee's beneficiaries or estate), all of the obligations of Employer under this Section 10. Failure of Employer to obtain such assumption or guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Agreement and shall constitute Good Reason hereunder and, further, shall entitle Employee to compensation and other benefits from Employer in the same amount and on the same terms as Employee would be entitled hereunder as if Employee's employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing this Section 10.4(B), the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if so requested by Employee.

                  (C) This Section 10 shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee dies while any amounts would have been payable to Employee under this
Section 10 if Employee had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Section 10 to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to Employee's estate.

               10.5 In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Employee agrees (as a condition to receiving any payments and benefits under Section 10.2 of this Agreement) not to leave voluntarily the employ of the Employer (other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred) until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest or agreement is terminated or abandoned.

        11.    MISCELLANEOUS.

               11.1 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all other prior or contemporaneous agreements or contracts (either oral or written) between the Parties with respect to the subject matter hereof.

               11.2 The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

               11.3 Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon Employee, Employee's administrators, executors, legatees, heirs and assigns. At any time, Employer may assign this Agreement and Employer's rights, duties, obligations and benefits thereunder to any Subsidiary as defined in Section 10.1(I) of this Agreement.

               11.4 This Agreement shall be construed and enforced under and in accordance with the laws of the State of Ohio; for all litigation arising hereunder, the State Courts of Lorain County, Ohio shall have exclusive venue; and each Party (separately and collectively) hereby submits to the personal jurisdiction of the State Courts of Lorain County, Ohio for all litigation arising under this Agreement.

               11.5 All promises, representations, warranties and covenants of the Parties shall survive termination of the Agreement Term, unless otherwise expressly provided herein.
IN WITNESS WHEREOF, the Parties have set their hands as of the day and year first above written.



In the Presence of:


-------              -----------------------
(Signature of First Witness)                Daniel E. Klimas

                                   "Employee"

-------
(Signature of Second Witness)

                  LNB BANCORP, INC.


                  By:
---------            -----------------------
(Signature of First Witness)                         James R. Herrick, Chairman of the Board

---------
(Signature of Second Witness)

                  THE LORAIN NATIONAL BANK

                  By:
---------            -----------------------
(Signature of First Witness)                         James R. Herrick, Chairman of the Board

---------
(Signature of Second Witness)                                 "Employer"